Exhibit 4.1

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE.

[Logo of 6D Global Technologies, Inc.]

AUTHORIZED COMMON STOCK: 150,000,000 SHARES PAR VALUE: $0.00001	6D Global Technologies, Inc.	CUSIP NO. 83002F100

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Common Shares of  6D Global Technologies, Inc.
transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the corporation and the facsimile signatures of its duly authorized officers.

DATED:

[Corporate Seal of 6D
/s/ Han Dang	Global Technologies, Inc.]	/s/ Tejune Kang
Secretary		Chairman/CEO